SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 23, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Vanguard Minerals Corporation (the "Company") and has reviewed the financial statements period ending June 30, 2009 for Vanguard Mineral Corporation.  Effective September 22, 2009, we were dismissed from the Company as principal accountants.

We have no knowledge regarding Moore & Associates, Chartered audits of  the Company's financial statements for either of the past two years or subsequent interim period.

We have no knowledge regarding any disagreements between the Company and Moore & Associates, Chartered.

We have no knowledge regarding Moore & Associates, Chartered response to the Company’s request for a exhibit 16.1 for the Securities and Exchange Commission.

We have read the Company's statements included its Form 8-K pertaining to Seale and Beers CPAs dated September 22, 2009, and we agree with such statements contained therein.

We have no knowledge about the appointment of Maddox Ungar Silberstein, PLLC as new auditors, nor whether they were consulted prior to their appointment as auditors.

Sincerely,

Seale and Beers, CPAs
Las Vegas, NV

CC: U.S. Securities & Exchange Commission
       Office of the Chief Accountant
       100 F Street, NE
       Washington, DC 20549
       202-551-5300 Phone
       202-772-9252 Fax

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501